EXHIBIT 4.2



                                MANOR CARE, INC.

                           RIGHTS AGREEMENT AMENDMENT


     AMENDMENT, dated as of June 10, 1998 (this "Amendment"), to the Rights Agreement, dated as of February 25, 1998 (the "Rights Agreement"), between Manor Care, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 28 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. The first sentence of the definition of an "Acquiring Person" in Section l (a) of the Rights Agreement is hereby modified and amended to add a clause
(vi) thereto to read in its entirety as follows:

         "and (vi) until the termination of the Agreement and Plan of Merger dated as of June 10, 1998 (the "Merger Agreement") by and among the Company, Health Care and Retirement Corporation ("HCR"), a Delaware corporation, and Catera Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of HCR ("Catera Acquisition Corporation"), HCR or Catera Acquisition Corporation."

     2. Section 3 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

         "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution and delivery of the Merger Agreement or (ii) the consummation of the Merger (as defined in the Merger Agreement)."

     3. Section 14 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

         "Notwithstanding anything in this Agreement to the contrary, a transaction of the kind referred to in this Section 14 shall not be deemed to have occurred solely as a result of (i) the approval, execution and delivery of the Merger Agreement or (ii) the consummation of the Merger."

     4. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

     5. The Rights Agreement, as amended by this Amendment, and each Right and each Right Certificate exist under and pursuant to the Delaware General Corporation Law.

     6. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except that the rights, duties and obligations of the Rights Agent under this Agreement shall be governed by the laws of the State of New York.

     7. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     8. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.



Attest:                                    MANOR CARE, INC.



By: /s/ Leigh C. Comas                     By: /s/ James H. Rempe
    ----------------------------               -------------------------------
    Title: Vice President -                    Title: Senior Vice President
           Finance and Treasurer



Attest:                                    CHASEMELLON SHAREHOLDER
                                           SERVICES, L.L.C.



By: /s/ Stanley E. Siekieski               By: /s/ Beverly A. Varrico
    ----------------------------               -------------------------------
    Title: Vice President                      Title: Assistant Vice President




                                      -3-